EXHIBIT 99

LONGMONT, Colo.--(BUSINESS WIRE)--January 19, 2010--

Tombstone Technologies (OTCBB: TMCI) today announced it has entered into an agreement to acquire the assets of Hunt Global Resources, Inc., a Houston-based company focused on the use of new technologies to maximize the value of its natural resources projects. The transaction is in the form of a reverse acquisition wherein Hunt Global Resources will be a wholly owned subsidiary of TMCI.

Completion of this acquisition is predicated upon delivery and review of audited financial statements prepared in accordance with SEC Rules and Regulations. About Tombstone Technologies, Inc.

Based in Longmont, Colo., Tombstone Technologies provides innovative software solutions in the emerging market for Web-to-Print applications. Its flagship product, OIEPrint Suite, gives the power of online professional design, combined with order management and e-commerce capabilities, to mid-sized printers and their customers. Full product information and company details are available at www.tombstonetechnologies.com.

About Hunt Global Resources, Inc.

Hunt Global owns surface mining rights to over 350 acres of land northwest of Houston containing high-grade sand and gravel. Approximately 60% of the reserves are industrial fracturing sands (frac sands) used by the oil and gas industry.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting Tombstone Technologies, Inc. operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.

CONTACT: Tombstone Technologies, Inc.
John N. Harris
President
303-823-9823

or

Hunt Global Resources, Inc.
George T. Sharp
Chief Executive Officer
713-443-9443